Exhibit 21

List of Subsidiaries

	Name of Company	Where Organized

1.	AMF Merchandising Corporation	Delaware
2.	DC Distribution, LLC	Illinois
3.	EC Managers, Inc.	Delaware
4.	Kaanapali Land Management Corporation	Hawaii
5.	Kaanapali Farm Services, Inc.	Hawaii
6.	Kaanapali Realty LLC	Delaware
7.	Kaanapali Roads, LLC	Hawaii
8.	KCF-1, LLC	Hawaii
9.	KDCW, Inc.	Delaware
10.	KLC Holding Corp.	Delaware
11.	KLC Land Company, LLC	Hawaii
12.	MauiGrown Coffee Distributors, LLC	Hawaii
13.	NB Lot 3, LLC	Delaware
14.	Oahu MS Development Corp.	Hawaii
15.	Oahu Sugar Company, LLC	Hawaii
16.	Pioneer Mill Company, LLC	Hawaii
17.	PM Land Company, LLC	Delaware
18.	WG Land, LLC	Delaware